Exhibit 10.2 as filed with 10-Q
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential                                     [EXECUTION VERSION]

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (the “Agreement”) is made effective as of May 5, 2011 (the “Termination Date”), by and among Comcast STB Software DVR, LLC, a Delaware limited liability company, having its principal place of business at 1201 N. Market Street, Suite 1000, Wilmington, Delaware 19801 (“Licensee”), Comcast Corporation, a Pennsylvania corporation, having its principal place of business at One Comcast Center, 1701 John F. Kennedy Blvd., Philadelphia, Pennsylvania 19103, as guarantor of Licensee's obligations hereunder (“Comcast Parent” and, together with Licensee, “Comcast”), and TiVo Inc., a Delaware corporation, having its principal place of business at 2160 Gold Street, Alviso, California 95002 (“TiVo”). TiVo Brands LLC, a Delaware limited liability company that qualifies as a special purpose, bankruptcy remote entity (the “BRE”), hereby joins in this Agreement solely for the purpose specified in the last sentence of Section 2.4 hereof. Comcast and TiVo may sometimes be individually referred to as a “Party” or collectively referred to as the “Parties”.
RECITALS
WHEREAS, the Parties entered into that certain Licensing and Marketing Agreement having an effective date of March 15, 2005, as heretofore amended (the “Original Agreement”), pursuant to which they established a strategic relationship to provide Comcast with (i) a product featuring DVR Technology, Home Networking Technology and Media Center Technology that is integrated with certain of Comcast's DVR platforms and provides Comcast Subscribers with TiVo products and services as an optional alternative to Comcast's other DVR product offerings, and (ii) an interactive advertising solution for deployment across certain of Comcast's platforms; and
WHEREAS, the Parties desire to terminate the Original Agreement on the terms set forth in this Agreement.
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.
Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Original Agreement. As used in this Agreement (other than for purposes of the above recitals), the term “Original Agreement” shall mean the Original Agreement as modified in connection with the termination thereof pursuant to the terms of this Agreement. In addition, as used herein and for purposes of all provisions of the Original Agreement that survive the Termination Date as provided herein, the following capitalized terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person on any applicable date of determination, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person as of such date.

“Control” (including any correlative usages such as “Controlling,” “Controlled by” and “under common Control with”) shall mean (i) the legal, beneficial or equitable ownership, directly or indirectly, of at least a majority of the equity interests of a Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or the election of a majority of the board of directors or comparable governing body of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Survival Period” means the period from the Termination Date through and including the Expiration Date.

“TiVo Acquirer” shall mean any Person acquiring Control of TiVo in connection with or following a Change of Control Event.

“TiVo [*]” shall mean [*].

2 Termination of Original Agreement. The Parties hereby mutually agree to terminate the Original Agreement (including all Statements of Work thereunder), effective as of the Termination Date, without any cost, liability or penalty to any Party, and further agree that none of the Parties shall have any further rights or obligations whatsoever thereunder as of the Termination Date, subject only to the following survival provisions:

2.1 Term. For purposes of all provisions of the Original Agreement that survive the Termination Date as provided herein, the “Term” shall be deemed to mean the period from the Effective Date through and including June 30, 2019 (the “Expiration Date”); provided, however, that upon any Change of Control Event or any bankruptcy, dissolution, liquidation or similar event by TiVo that is not dismissed within 60 days after commencement thereof, the Expiration Date shall automatically be extended to June 30, 2022.

2.2 TiVo Experience License. Section 1.1 of the Original Agreement shall survive for the duration of the Survival Period, provided that, notwithstanding anything to the contrary in the Original Agreement, (i) [*], and (ii) Licensee's license to all elements of the TiVo Experience thereunder is limited to the TiVo Experience Software and the TiVo Experience IP in existence on or before the Termination Date. Comcast shall not be entitled to receive any further Updates or Releases regarding the TiVo Experience Software or TiVo Experience IP developed by TiVo following the Termination Date. During the Survival Period, Comcast shall have the right [*], to continue to offer and sell the TiVo Experience Software to additional Comcast Subscribers. Each TiVo-enabled STB in the possession of a Comcast TiVo Subscriber as of the Expiration Date will be licensed indefinitely until the applicable Comcast TiVo Subscriber affirmatively cancels the TiVo Experience Software service (provided that a relocation to another premises by such Comcast TiVo Subscriber, where such Comcast TiVo Subscriber re-establishes such service in the new premises within 30 days of disconnecting such service in the prior premises, or the issuance of a replacement set-top box to any Comcast TiVo Subscriber, will not constitute cancellation).

2.3 TIMS License. Section 1.2 of the Original Agreement shall survive in perpetuity, provided that, notwithstanding anything to the contrary in the Original Agreement, (i) [*], and (ii) Licensee's license to all elements of the TIMS IP thereunder is limited to the TIMS Solution and the TIMS IP in existence on or before the Termination Date. Comcast shall retain all of its rights in the TIMS Solution and TIMS IP, without any further obligations to TiVo under Section 9 or any other provision of the Original Agreement if Comcast deploys all or any part of TIMS Solution or any Alternate Advertising Product, provided that Comcast shall not be entitled to receive any further Updates or Releases regarding the TIMS Solution or TIMS IP developed by TiVo following the Termination Date. TiVo hereby represents and warrants to Comcast that it has delivered to Comcast the source code for the initial version of the TIMS Solution and all completed Updates and Releases relating thereto (in each case as developed for Comcast) as of the Termination Date.

2.4 TiVo Marks. Notwithstanding the entry by the BRE and Comcast into that certain Trademark License Agreement dated as of June 13, 2005 (the “Trademark License Agreement”) in accordance with the Original Agreement, Section 1.3 of the Original Agreement, to the extent superseded by the Trademark License Agreement, is hereby reinstated and shall survive for the duration of the Survival Period and, with respect to any TiVo-enabled STBs in the possession of Comcast TiVo Subscribers as of the Expiration Date, thereafter solely with respect to any TiVo Marks incorporated into the TiVo Experience Software running on such TiVo-enabled STBs for so long as they remain licensed under Section 2.2 of this Agreement; provided that, notwithstanding anything to the contrary in the Original Agreement, all references to TiVo Affiliates in Section 1.3 of the Original Agreement and the definitions to the extent referenced therein shall be limited to TiVo Affiliates [*]. The BRE and Comcast hereby mutually agree to terminate the Trademark License Agreement, effective as of the Termination Date, without any cost, liability or penalty to either party and without survival of any rights or licenses thereunder (but without affecting the survival of Section 1.3 of the Original Agreement as provided herein), and, notwithstanding anything to the contrary in the Original Agreement or the Trademark License Agreement, from and after the Termination Date TiVo shall not have any further obligation to maintain the separate existence of the BRE.

2.5 Monthly Fees; Wiring Instructions.

(a)Section 3.2 of the Original Agreement shall survive for the duration of the Survival Period with respect to any Comcast TiVo Subscribers as of the Termination Date and any new Comcast TiVo Subscribers following the Termination Date, in each case only for so long as they remain Comcast TiVo Subscribers. For the avoidance of doubt, following the Expiration Date, Comcast shall not owe TiVo any additional monthly fees in respect of any Comcast TiVo Subscribers.

(b)All amounts due to TiVo under this Agreement shall be paid by Comcast in United States

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.*]

dollars within the time frames specified in Section 3.5 of the Original Agreement by wire transfer pursuant to the following wiring instructions or such other wiring instructions as TiVo may provide to Comcast by written notice at least 30 days prior to the effectiveness thereof:

[*]

2.6 Covenants Not To Assert. Section 5.1 of the Original Agreement shall survive [*] in accordance with the terms thereof [*] provided that, notwithstanding anything to the contrary in the Original Agreement, [*] and (ii) [*]. Section 5.2 of the Original Agreement shall survive [*] in accordance with the terms thereof, provided that, notwithstanding anything to the contrary in the Original Agreement, [*].

2.7 Other Provisions-Survival Period. The following provisions of the Original Agreement shall survive for the duration of the Survival Period with respect to Comcast TiVo Subscribers and/or TiVo-enabled STBs deployed as of the Termination Date or thereafter during the Survival Period: Section 1.4, Section 3.2, Section 3.3(a) (with respect to Annual M&S Fees if Comcast elects to receive M&S Services and any applicable fees for additional customer support, training, maintenance and support requested by Comcast under Sections 8.1 or 8.2(d) of the Original Agreement during the Survival Period), Section 3.5 (with respect to payments due under Section 3.2 and Section 3.3(a) of the Original Agreement as provided herein), Section 3.7, Section 4.2, Section 4.5, Section 4.6, Section 4.8, Section 8, Section 11.1(b)(i) and (c)(i) and (ii) (but only for so long as there are any Comcast TiVo Subscribers), Section 11.2(b) and Section 15.2(d) (the first sentence only, and provided that the reference to Section 16.1 therein shall be to such Section as limited by the last sentence of Section 2.8 of this Agreement).

2.8 Other Provisions-Perpetual. The following provisions of the Original Agreement shall survive in perpetuity: Section 2, Section 16 (subject to the limitation set forth in the last sentence of this Section 2.8), Section 17, Section 20, Section 27 (with respect to Comcast Subscriber Data collected in connection with the Original Agreement), Section 28, Section 29, Section 30 (excluding provisions thereof regarding the BRE and [*]), and Section 31 through Section 42 (inclusive). Notwithstanding anything to the contrary in the Original Agreement, Section 16.1 will survive the Termination Date with respect to the TIMS Solution only with respect to infringement or violation of the Intellectual Property Rights of any other Person occurring prior to the Termination Date (for avoidance of doubt, this limitation shall not affect the survival of Section 16.1 with respect to the TiVo Experience Software or the TiVo Marks).

2.9 Statements of Work. All rights and obligations of the Parties under any Statement of Work entered into under the Original Agreement that would reasonably be expected by their terms to survive the expiration or termination of such Statement of Work and/or the Original Agreement ([*] (the “TE 2.0 SOW”), and Section 3 of Amendment No. 1 to the TE 2.0 SOW) shall survive the execution of this Agreement.

2.10 All Other Provisions. Except as otherwise provided herein, all other rights and obligations of the Parties under the Original Agreement shall terminate as of the Termination Date and cease to be of any further force or effect.

3. Acknowledgement and Release of Claims.

3.1 Acknowledgement. Each Party hereby acknowledges that, to the best of its knowledge as of the Termination Date, the other Party (including its Affiliates) is not engaged in any conduct that would constitute a material breach of the Original Agreement (or any outstanding Statement of Work).

3.2 Release by TiVo. TiVo, on behalf of itself, its Affiliates and its and their respective successors and assigns, if any, hereby releases and forever discharges each of Comcast Parent, Licensee, all Comcast Affiliates, and each of their respective controlling persons, officers, directors, shareholders, partners, members, employees, agents, insurers, representatives, successors, predecessors and assigns (collectively, the “Comcast Released Parties”) from any and all claims, demands, causes of action, obligations, damages, expenses, costs (including attorneys' fees) and any other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, “Claims”), against the Comcast Released Parties, or any of them, arising out of any breach of the Original Agreement (or any Statement of Work entered into thereunder) that occurred or arises out of facts and circumstances that occurred before the Termination Date (the “TiVo Released Claims”). TiVo hereby irrevocably covenants to refrain from, and to cause its Affiliates to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Comcast Released Parties based upon the TiVo Released Claims from and after the Termination Date. Notwithstanding the foregoing, this Section 3.2 does not release or discharge Comcast from any payment obligations accruing under Section 3.2 of the Original Agreement prior to the Termination Date that have not yet been paid to TiVo.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.*]

3.3 Release by Comcast. Comcast Parent, on behalf of itself, its Affiliates and its and their respective successors and assigns, if any, hereby releases and forever discharges each of TiVo, all TiVo Affiliates and each of their respective controlling persons, officers, directors, shareholders, partners, members, employees, agents, insurers, representatives, successors, predecessors and assigns (collectively, the “TiVo Released Parties”) from any and all Claims against the TiVo Released Parties, or any of them, arising out of any breach of the Original Agreement (or any Statement of Work entered into thereunder) that occurred or arises out of facts and circumstances that occurred before the Termination Date (the “Comcast Released Claims”). Comcast Parent hereby irrevocably covenants to refrain from, and to cause its Affiliates to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the TiVo Released Parties based upon the Comcast Released Claims from and after the Termination Date.

4. Incorporation of Certain Provisions of Original Agreement. Section 15.1(a) and (b), Section 15.2(a) and (b), Section 28 through Section 30 (inclusive), Section 32 through Section 39 (inclusive), Section 41 and Section 42 of the Original Agreement are incorporated herein by reference, mutatis mutandis, and shall apply to this Agreement.

5. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter hereof (including, without limitation, the Original Agreement), and all such prior agreements among the Parties shall be deemed terminated by mutual consent as of the Termination Date (subject to the survival provisions set forth herein). For the sake of clarity, that certain Equipment Loan and Software License Agreement between TiVo and Comcast Cable Communications Management, LLC dated as of May 11, 2006, as amended, remains in full force and effect in accordance with its terms.

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[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.*]

IN WITNESS WHEREOF, the undersigned Parties have caused this Mutual Termination Agreement to be executed by their duly authorized representatives.

COMCAST STB SOFTWARE DVR, LLC

By:	/s/ Kristin M. Kipp
Name:	Kristin M. Kipp
Title:	Vice President

COMCAST CORPORATION

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Senior Vice President

TIVO INC.

By:	/s/ Matthew Zinn
Name:	Matthew Zinn
Title:	SVP, General Counsel

For purposes of the last sentence of Section 2.4 only:

TIVO BRANDS LLC

By:	/s/ Matthew Zinn
Name:	Matthew Zinn
Title:	SVP, General Counsel